December  24,  2000



Prentice  Services  LTD.
27-33  Burr  Road
South  fields
London  SW18  45Q
Fax  -  011-64-7-548-0995

Mr.  Gene  Davis
CEO
Murdock  Communications  Corporation
1112  29th  Avenue  SW
Cedar  Rapids,  Iowa  52404

Dear  Mr.  Davis:

     When executed in the space provided below, this letter agreement ("Agreement") shall serve to memorialize the terms and conditions of the retention of Prentice Services LTD ("Prentice") by Murdock Communications Corporation ("MCC") with respect to consulting services to be rendered by Prentice to MCC's subsidiary Priority International Communications, Inc. ("PIC") as follows:

          1. The effective date of the Agreement shall be December 1, 2000. Prentice shall provide the personal services of Wayne Wright ("Wright") to PIC with respect to projects and duties personally assigned to Wright by the CEO of MCC. Wright shall serve as a Director and President of PIC and shall discharge all duties and have all responsibilities traditionally associated with such a position.

          2. Prentice will receive a retainer of $15,000 per each month or portion of a month that services are rendered hereunder. The retainer is payable in advance and is due by the first calendar day of the month in which the services are to be rendered. Prentice will provide a monthly invoice for such retainer that will include a statement of the prior month's out-of-pocket expenses to be reimbursed by PIC. Any travel or other major expenses shall be consistent with expense guidelines applicable to senior executives of MCC. The parties mutually agree to periodically review the appropriateness of the retainer and make such increases to the retainer, as the level of services provided by Prentice shall reasonably indicate. In addition, Prentice may, at the sole discretion of the Board of Directors, receive additional success fees and bonuses (including grants of equity securities in MCC and its affiliates).


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          3.     Prentice  and  Wright shall maintain all non-public information of MCC and PIC as strictly confidential except to the extent otherwise required by applicable law or court order.

          4. The initial term of this Agreement shall be one (1) month and monthly thereafter. Either party may terminate this agreement, with or without cause, effective upon six (6) month's prior written notice. Any termination shall be without prejudice to Prentice's rights to receive retainer payments and reimbursement of expenses for all periods prior to the effective date of such termination.

     Please indicate your acceptance of the foregoing terms and conditions by executing a counterpart of this agreement in the space provided below and returning same to: Prentice Services LTD, 7512 North Lamar, Austin, TX 78752 or Fax to 011-64-7-548-0995.

Sincerely,

/s/  Wayne  Wright

Wayne  Wright
Prentice  Services  LTD.


     Agreed  and  accepted  this  ____  day  of  December,  2000.


By     /s/  Gene  Davis
       -------------------------
            Gene  Davis
       Chief  Executive  Officer


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